Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Second Quarter 2021 Results

Irvine, CA, August 12, 2021 -- Impac Mortgage Holdings, Inc. (NYSE American: IMH) (the “Company”) announces its financial results for the quarter ended June 30, 2021.

For the second quarter of 2021, the Company reported a net (loss) of $(8.9) million, or $(0.42) per diluted common share, and core (loss) of $(6.9) million, or $(0.32) per diluted common share, as compared to a net (loss) of $(22.8) million, or $(1.08) per diluted common share, and core (loss) of $(10.4) million, or $(0.49) per diluted common share, for the second quarter of 2020.

Core earnings (loss) is not considered an accounting principle generally accepted in the United States of America (“non-GAAP”). Core earnings (loss) is a financial measurement calculated by adjusting GAAP earnings before tax to exclude certain non-cash items, such as fair value adjustments and mark-to-market of mortgage servicing rights (MSRs), and legacy non-recurring expenses. The Company believes core earnings (loss) more accurately reflects the Company’s current business operations of mortgage originations. Core earnings (loss) adjusts GAAP operating income by excluding non-cash items that fluctuate due to market rates, inputs or assumptions rather than management’s determination of fundamental operating income (loss) that reflects the Company’s current business operations. See the discussion and reconciliation of non-GAAP core earnings (loss) further below under “Non-GAAP Financial Measures.”

Results of Operations	For the Three Months Ended			For the Six Months Ended
(in thousands, except share data)	June 30,	March 31,	June 30,	June 30,	June 30,
(unaudited)	2021	2021	2020	2021	2020
Revenues:
Gain (loss) on sale of loans, net	$10,693	$20,131	$1,451	$30,824	$(26,712)
Servicing (expense) fees, net	(150)	(119)	1,352	(269)	3,859
(Loss) gain on mortgage servicing rights, net	(37)	38	(8,443)	1	(26,753)
Real estate services fees, net	478	210	293	688	687
Other	(4)	324	1,289	320	1,352
Total revenues (losses)	10,980	20,584	(4,058)	31,564	(47,567)
Expenses:
Personnel expense	11,964	14,924	7,774	26,888	28,439
Business promotion	1,770	1,193	74	2,963	3,203
General, administrative and other	5,882	5,181	6,617	11,063	13,590
Total expenses	19,616	21,298	14,465	40,914	45,232
Operating loss:	(8,636)	(714)	(18,523)	(9,350)	(92,799)
Other (expense) income:
Net interest income	558	660	781	1,218	3,709
Change in fair value of long-term debt	1,417	1,025	(4,208)	2,442	4,828
Change in fair value of net trust assets	(2,141)	(1,673)	(864)	(3,814)	(3,247)
Total other (expense) income	(166)	12	(4,291)	(154)	5,290
Loss before income taxes	(8,802)	(702)	(22,814)	(9,504)	(87,509)
Income tax expense (benefit)	62	(19)	15	43	51
Net loss	$(8,864)	$(683)	$(22,829)	$(9,547)	$(87,560)
Other comprehensive loss:

Change in fair value of instrument specific credit risk	(538)	(1,667)	2,186	(2,205)	(887)
Total comprehensive loss	$(9,402)	$(2,350)	$(20,643)	$(11,752)	$(88,447)

Diluted weighted average common shares	21,344	21,294	21,230	21,319	21,229
Diluted loss per share	$(0.42)	$(0.03)	$(1.08)	$(0.45)	$(4.12)

Net loss for the three months ended June 30, 2021 decreased to $(8.9) million as compared to $(22.8) million for the three months ended June 30, 2020. The quarter over quarter decrease in net loss was the result of a number of factors including: the previously disclosed pause in lending as a result of the global pandemic during 2020, which resulted in the Company booking a substantial loss in the first and second quarters of 2020; the remarking of the non-qualified mortgage (“NonQM”) position as well as mark-to-market decreases in fair value of our MSRs; and the significant decline in interest rates. Consequently, gain on sale of loans, net increased $9.2 million to $10.7 million for the three months ended June 30, 2021 as compared to a gain of $1.5 million during the same period in 2020. During the second quarter of 2021, margins were 175 basis points (“bps”).

Total expenses increased by $5.1 million, or 36%, to $19.6 million for the three months ended June 30, 2021, compared to $14.5 million for the comparable period in 2020. Personnel expense increased $4.2 million to $12.0 million for the three months ended June 30, 2021 as compared to the same period in 2020. The increase is related to an increase in originations during the second quarter of 2021 as well as the temporary pause in lending during 2020, which resulted in the furlough of certain employees and subsequent reduction in headcount. Although we continue to manage our headcount, pipeline and capacity to balance the risks inherent in an aggregation execution model, average headcount increased 75% for the three months ended June 30, 2021 as compared to the same period in 2020. In addition to the aforementioned increases in personnel expense, the increase is also the result of an industry wide escalation in the cost of production and operation talent, as well as the continued rebuild of our NonQM platform, which began in the fourth quarter of 2020.

Business promotion expense increased $1.7 million to $1.8 million for the three months ended June 30, 2021 as compared to $74 thousand for the same period in the prior year. The increase in business promotion is partially related to an increase in originations during the second quarter of 2021 as compared to the second quarter of 2020, due to the temporary pause in lending during 2020. During the second quarter of 2021, we increased business promotion to maintain our lead volume and began targeting NonQM production in the retail channel. Although we continue to source leads through digital campaigns, which allows for a more cost effective approach, the competitiveness within the California market has driven up advertising costs.

General, administrative and other expenses decreased to $5.9 million for the three months ended June 30, 2021, compared to $6.6 million for the same period in 2020. The decrease in general, administrative and other expenses was primarily due to a $1.4 million decrease in premiums associated with the legacy corporate-owned life insurance trusts liability and a $73 thousand decrease in other various general and administrative expenses. Partially offsetting the decrease in general, administrative and other expenses was a $485 thousand increase in legal and professional fees as well as a $214 thousand increase in insurance expense.

Origination Data
(in millions)

Total Originations	Q2 2021	Q1 2021	% Change	Q2 2020	% Change
Retail	$514.2	$773.1	-33%	$1.9	26963%
Correspondent	$0.0	$0.0	0%	$0.2	-100%
Wholesale	$97.3	$76.8	27%	$0.0	n/a
Total Originations	$611.5	$849.9	-28%	$2.1	29019%

During the second quarter of 2021, total originations were $611.5 million as compared to $849.9 million in the first quarter of 2021 and $2.1 million in the second quarter of 2020. The decrease in originations as compared to the first quarter of 2021, was the result of our shift to focus on NonQM originations as a result of the increase in mortgage interest rates and margin compression seen in conventional originations in the first quarter of 2021. The increase in originations as compared to the second quarter of 2020, was the result of our temporary suspension of lending activities during 2020, due to uncertainty caused by the COVID-19 pandemic. We continue to manage our headcount, pipeline and capacity to balance the risks inherent in an aggregation execution model.

During the three months ended June 30, 2021, NonQM originations increased to $100.6 million, as compared to $14.7 million for the three months ended March 31, 2021 and $0.2 million for the three months ended June 30, 2020. We re-engaged lending in the NonQM market during the fourth quarter of 2020, and have continued throughout 2021 rebuilding our third-party origination (“TPO”) NonQM team in anticipation of increasing mortgage interest rates and declining conventional margins in the second half of 2021. With the increase in mortgage interest rates and margin compression seen in conventional originations in the first quarter of 2021, we accelerated our pivot to NonQM in both our TPO and Retail channels.

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We continue to believe there is an underserved mortgage market for credit-worthy borrowers who may not meet the qualified mortgage guidelines set out by the Consumer Financial Protection Bureau. The re-emergence of the NonQM market has been defined by products that fit within a tighter credit box, which is where our NonQM originations have been historically. In the second quarter of 2021, our NonQM originations had a weighted average Fair Isaac Company credit score (“FICO”) of 752 and a weighted average LTV ratio of 62%. For the year ended December 31, 2020, our NonQM originations had a weighted average FICO of 730 and a weighted average LTV of 68%.

The mortgage servicing portfolio increased to $48.6 million at June 30, 2021 as compared to $30.5 million at December 31, 2020 and decreased from $146.2 million at June 30, 2020. The increase in the mortgage servicing portfolio at June 30, 2021 as compared to December 31, 2020, was in part due to our continued whole loan sales on a servicing released basis to investors as well as selectively retaining GNMA mortgage servicing. The decrease in the mortgage servicing portfolio at June 30, 2021 compare to June 30, 2020 was primarily due to the sale of $4.2 billion in UPB of Freddie Mac and GNMA MSRs in the second and third quarters of 2020.

The servicing portfolio generated net servicing expense of $150 thousand in the second quarter of 2021, as compared to net servicing fees of $1.4 million in the second quarter of 2020, as a result of the aforementioned servicing sales as well as a portfolio runoff caused by the decrease in mortgage interest rates. The sale of MSRs during 2020, have and will continue to result in net servicing expense going forward as a result of a small balance servicing portfolio as well as interim servicing costs.

At June 30, 2021, cash decreased $4.0 million to $50.2 million from $54.2 million at December 31, 2020. Cash balances decreased primarily due to payment of operating expenses.

Summary Balance Sheet	June 30,	December 31,
(in thousands, except per share data)	2021	2020
ASSETS
Cash	$50,194	$54,150
Mortgage loans held-for-sale	152,558	164,422
Mortgage servicing rights	553	339
Securitized mortgage trust assets	1,862,595	2,103,269
Other assets	44,451	47,126
Total assets	$2,110,351	$2,369,306

LIABILITIES & STOCKHOLDERS' EQUITY
Warehouse borrowings	$148,164	$151,932
Debt	64,900	64,413
Securitized mortgage trust liabilities	1,847,224	2,086,557
Other liabilities	45,721	50,753
Total liabilities	2,106,009	2,353,655
Total equity	4,342	15,651
Total liabilities and stockholders’ equity	$2,110,351	$2,369,306

Book value per share	$0.20	$0.74
Tangible Book value per share	$0.20	$0.74

As previously disclosed by the Company in connection with the Timm, et al v Impac Mortgage Holdings, Inc. litigation, on July 15, 2021, the Maryland Court of Appeals affirmed the decision of the Circuit Court (and the Court of Special Appeals) in granting summary judgment in favor of the plaintiffs. Accordingly, the 2009 amendments to the Preferred B Articles Supplementary were not validly adopted and therefore the 2004 Preferred Articles Supplementary remain in effect. In accordance with the Circuit Courts original order, the Company will be required to pay the three quarters of dividends on the Preferred B stock under the 2004 Preferred B Articles Supplementary (approximately $1.2 million, which had been previously accrued for), and the Preferred B stockholders shall be entitled to call a special meeting for the election of two additional directors.

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Mr. George A. Mangiaracina, Chairman and CEO of Impac Mortgage Holdings, Inc., stated, “Although disappointed in the Maryland Court of Appeals order of July 15th with respect to the Company’s Preferred B securities, the ruling brings closure to over a decade of active legacy litigation, and certainty as to the terms and rights of that portion of the Company’s capital structure. The Company’s existing Board will welcome two Preferred B directors in the near future, creating an opportunity to collectively align the Company’s stakeholders towards a more efficient capital structure and a common strategic vision. With respect to operating results, the Company’s GSE origination business was not immune from the pressure of compressed margins experienced by the industry in the second quarter. We continue to enjoy healthy margins in our NonQM origination business, and are encouraged by the receptivity within both the primary and secondary markets to our recent product and pricing adjustments. The Company’s NonQM submissions and locked pipelines continue to ramp quarter over quarter, and as leading indicators should convert to increased originations and further the momentum already achieved within the alterative credit segment of our business.”

Non-GAAP Financial Measures

This release contains core earnings (loss) and per share as performance measures, which are considered non-GAAP financial measures, to further aid our investors in understanding and analyzing our core operating results and comparing them among periods. Core earnings (loss) and core earnings (loss) per share exclude certain items that we do not consider part of our core operating results. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for net earnings before income taxes, net earnings or diluted earnings per share (EPS) prepared in accordance with GAAP.

Net earnings (loss) includes certain fair value adjustments and mark-to-market of MSRs, which are non-cash items, and non-recurring expense that are not related to current operating results. Core earnings (loss), is considered a non-GAAP financial measurement. Although we are required by GAAP to record these fair value adjustments and mark-to-market values, management believes core earnings (loss) is more useful to discuss the ongoing and future operations of the Company because by excluding non-cash items that fluctuate due to market rates, inputs or assumptions, this financial metric reflects the Company’s current business operations of mortgage originations. The tables below provide a reconciliation of non-GAAP core earnings (loss) and per share non-GAAP core earnings (loss) to GAAP net earnings (loss):

	For the Three Months Ended			For the Six Months Ended
Core Earnings (Loss)	June 30,	March 31,	June 30,	June 30,	June 30,
(in thousands, except per share data)	2021	2021	2020	2021	2020
Net loss before tax:	$(8,802)	$(702)	$(22,814)	$(9,504)	$(87,509)

Change in fair value of mortgage servicing rights	11	(50)	7,200	(39)	22,494
Change in fair value of long-term debt	(1,417)	(1,025)	4,208	(2,442)	(4,828)
Change in fair value of net trust assets, including trust REO gains	2,141	1,673	864	3,814	3,247
Legal settlements and professional fees, for legacy matters	1,000	—	—	1,000	—
Legacy corporate-owned life insurance	160	(158)	176	2	176
Core loss before tax	$(6,907)	$(262)	$(10,366)	$(7,169)	$(66,420)

Diluted weighted average common shares	21,344	21,294	21,230	21,319	21,229
Diluted core loss per common share before tax	$(0.32)	$(0.01)	$(0.49)	$(0.34)	$(3.13)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(in thousands, except per share data)	2021	2021	2020	2021	2020
Diluted loss per common share	$(0.42)	$(0.03)	$(1.08)	$(0.45)	$(4.12)
Adjustments:
Change in fair value of mortgage servicing rights	—	—	0.34	—	1.06
Change in fair value of long-term debt	(0.07)	(0.05)	0.20	(0.11)	(0.23)
Change in fair value of net trust assets, including trust REO gains	0.11	0.08	0.04	0.17	0.15
Legal settlements and professional fees, for legacy matters	0.05	—	—	0.05	—
Legacy corporate-owned life insurance	0.01	(0.01)	0.01	—	0.01
Diluted core loss per common share before tax	$(0.32)	$(0.01)	$(0.49)	$(0.34)	$(3.13)

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Conference Call

The Company will hold a conference call on August 12, 2021, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss the Company’s financial results and business outlook and to answer investor questions. After the Company’s prepared remarks, management will host a live Q&A session. To submit questions via email, please email your questions to Justin.Moisio@ImpacMail.com. Investors may participate in the conference call by dialing (844) 406-9449 conference ID number 8773487, or access the web cast via our web site at http://ir.impaccompanies.com. To participate in the conference call, dial in 15 minutes prior to the scheduled start time. The conference call will be archived on the Company's web site at http://ir.impaccompanies.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward looking terminology, such as “may,” “capable,” “will,” “intends,” “believe,” “expect,” “likely,” “potentially”” appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” “ensure,” “desire,” or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following: impact on the U.S. economy and financial markets due to the outbreak and continued effect of the COVID-19 pandemic, and any adverse impact or disruption to the Company’s operations; successful development, marketing, sale and financing of new and existing financial products, including NonQM products; ability to successfully re-engage in lending activities, recruit and hire talent to rebuild our TPO NonQM origination team, and increase NonQM originations; ability to successfully sell loans to third-party investors; volatility in the mortgage industry; unexpected interest rate fluctuations and margin compression; performance of third-party sub-servicers; our ability to manage personnel expenses in relation to mortgage production levels; our ability to successfully use warehousing capacity and satisfy financial covenants; increased competition in the mortgage lending industry by larger or more efficient companies; issues and system risks related to our technology; ability to successfully create cost and product efficiencies through new technology including cyber risk and data security risk; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain additional financing through lending and repurchase facilities, debt or equity funding, strategic relationships or otherwise; the terms of any financing, whether debt or equity, that we do obtain and our expected use of proceeds from any financing; increase in loan repurchase requests and ability to adequately settle repurchase obligations; failure to create brand awareness; the outcome of any claims we are subject to, including any settlements of litigation or regulatory actions pending against us or other legal contingencies; our compliance with applicable local, state and federal laws and regulations; the effects of any acquisitions or dispositions of assets we may make; and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see our latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q we file with the Securities and Exchange Commission and in particular the discussion of “Risk Factors” therein. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements except as required by law.

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and real estate solutions that address the challenges of today’s economic environment. Impac’s operations include mortgage lending, servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, Chief Administrative Officer at (949) 475-3988 or email Justin.Moisio@ImpacMail.com. Web site: http://ir.impaccompanies.com or www.impaccompanies.com

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